Exhibit 7

CONSOLIDATED BALANCE SHEET

Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2013	2012
Assets
Cash and due from banks (including segregated cash and other deposits)	$29,885	$36,453
Deposits with banks	169,005	102,134
Federal funds sold and securities borrowed or purchased under agreements to resell (including $141,481 and $160,589 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	257,037	261,311
Brokerage receivables	25,674	22,490
Trading account assets (including $106,695 and $105,458 pledged to creditors at December 31, 2013 and December 31, 2012, respectively)	285,928	320,929
Investments (including $26,989 and $21,423 pledged to creditors at December 31, 2013 and December 31, 2012, respectively, and $291,216 and $294,463 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	308,980	312,326
Loans, net of unearned income
Consumer (including $957 and $1,231 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	393,831	408,671
Corporate (including $4,072 and $4,056 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	271,641	246,793

Loans, net of unearned income	$665,472	$655,464
Allowance for loan losses	(19,648)	(25,455)

Total loans, net	$645,824	$630,009
Goodwill	25,009	25,673
Intangible assets (other than MSRs)	5,056	5,697
Mortgage servicing rights (MSRs)	2,718	1,942
Other assets (including $7,123 and $13,299 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	125,266	145,660
Assets of discontinued operations held for sale	—	36

Total assets	$1,880,382	$1,864,660

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs on the following page and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2013	2012
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Cash and due from banks	$360	$498
Trading account assets	977	481
Investments	10,416	10,751
Loans, net of unearned income
Consumer (including $910 and $1,191 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	63,493	93,936
Corporate (including $14 and $157 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	31,919	23,684

Loans, net of unearned income	$95,412	$117,620
Allowance for loan losses	(3,502)	(5,854)

Total loans, net	$91,910	$111,766
Other assets	1,233	674

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$104,896	$124,170

Statement continues on the next page.

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CONSOLIDATED BALANCE SHEET

(Continued)

Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars, except shares and per share amounts	2013	2012
Liabilities
Non-interest-bearing deposits in U.S. offices	$128,399	$129,657
Interest-bearing deposits in U.S. offices (including $988 and $889 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	284,164	247,716
Non-interest-bearing deposits in offices outside the U.S.	69,406	65,024
Interest-bearing deposits in offices outside the U.S. (including $689 and $558 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	486,304	488,163

Total deposits	$968,273	$930,560
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $51,545 and $116,689 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	203,512	211,236
Brokerage payables	53,707	57,013
Trading account liabilities	108,762	115,549
Short-term borrowings (including $3,692 and $818 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	58,944	52,027
Long-term debt (including $26,877 and $29,764 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	221,116	239,463
Other liabilities (including $2,011 and $2,910 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	59,935	67,815
Liabilities of discontinued operations held for sale	—	—

Total liabilities	$1,674,249	$1,673,663

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 269,520 as of December 31, 2013 and 102,038 as of December 31, 2012, at aggregate liquidation value	$6,738	$2,562
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,062,098,976 as of December 31, 2013 and 3,043,153,204 as of December 31, 2012	31	30
Additional paid-in capital	107,193	106,391
Retained earnings	111,168	97,809
Treasury stock, at cost: December 31, 2013—32,856,062 shares and December 31, 2012—14,269,301 shares	(1,658)	(847)
Accumulated other comprehensive income (loss)	(19,133)	(16,896)

Total Citigroup stockholders’ equity	$204,339	$189,049
Noncontrolling interest	1,794	1,948

Total equity	$206,133	$190,997

Total liabilities and equity	$1,880,382	$1,864,660

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,
In millions of dollars	2013	2012
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup
Short-term borrowings	$21,793	$15,637
Long-term debt (including $909 and $1,330 as of December 31, 2013 and December 31, 2012, respectively, at fair value)	34,743	26,346
Other liabilities	999	1,224

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$57,535	$43,207

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

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